SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             [Amendment No. ___________]

     Filed by the Registrant /X/
     Filed by a party other than the Registrant / /

     Check the appropriate box:

     / / Preliminary proxy statement
     / / Confidential, for use of the Commission only (as permitted by
          Rule 14a-6(e)(2))
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

                     Washington Real Estate Investment Trust
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
          or Item 22(a)(2) or Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     (5) Total fee paid:

- --------------------------------------------------------------------------------
     /X/ Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed: April 26, 1996

- --------------------------------------------------------------------------------

                    WASHINGTON REAL ESTATE INVESTMENT TRUST
                           10400 Connecticut Avenue
                          Kensington, Maryland 20895




                                                          April 22, 1996


Dear Shareholder:

         You are cordially invited to attend the Annual Meeting of Shareholders of the Washington Real Estate Investment Trust to be held on June 20, 1996. The formal Notice of the meeting and a Proxy Statement describing the proposals to be voted on are enclosed.

         The meeting is being held to elect two Trustees; to vote upon a proposal to change the Trust's jurisdiction of organization from the District of Columbia to Maryland by merging the Trust with and into a newly-formed Maryland real estate investment trust that will survive the merger under the name "Washington Real Estate Investment Trust"; to vote upon a proposal to amend the Trust's Employee Stock Option Plan; and to transact such other business as may properly come before the meeting.

         The Trust proposes to change its jurisdiction of organization from the District of Columbia to Maryland. This change is intended to permit the Trust to obtain the benefit of several favorable provisions of Maryland law not available under the laws of the District of Columbia. These provisions of Maryland law are described in the attached proxy statement. Although the change of jurisdiction of organization is accomplished by a merger, it will not have any effect on the continued existence of the Trust, will not require any exchange of shares by investors and will not have any tax consequences to investors.

         Please read the Proxy Statement, then complete, sign and return your proxy in the enclosed envelope. Regardless of the number of shares you own, your vote is important.

                                                       Sincerely,



                                                       Arthur A. Birney
                                                       Chairman of the Board

                    WASHINGTON REAL ESTATE INVESTMENT TRUST

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

         The Annual Meeting of the Shareholders (the "Annual Meeting") of the Washington Real Estate Investment Trust (the "Trust") will be held in the Mayflower Hotel Grand Ball Room, 1127 Connecticut Avenue, N.W., Washington, D.C., on June 20, 1996 at 11:00 a.m., for the following purposes:

         1.       To elect two Trustees;

         2. To vote upon a proposal to change the Trust's jurisdiction of organization from the District of Columbia to Maryland by merging the Trust with and into a newly-formed Maryland real estate investment trust that will survive the merger under the name "Washington Real Estate Investment Trust";

         3. To vote upon a proposal to amend the Trust's Employee Stock Option Plan; and

         4. To transact such other business as may properly come before the meeting.

         The Trustees have fixed the close of business on April 19, 1996 as the record date for shares entitled to vote at the Annual Meeting.

         The Annual Report of the Trust, Proxy Statement and a Proxy are enclosed with this Notice.

         You are requested, if you cannot be present at the meeting, to sign and return the Proxy in the enclosed business reply envelope promptly.




                               BENJAMIN H. DORSEY
                                    Secretary


April 22, 1996.

                     WASHINGTON REAL ESTATE INVESTMENT TRUST
                            10400 Connecticut Avenue
                           Kensington, Maryland 20895


                                 PROXY STATEMENT

         This Proxy Statement is furnished by the Trust's Board of Trustees (the "Board") in connection with its solicitation of proxies for use at the Annual Meeting of Shareholders on June 20, 1996, and at any and all adjournments thereof. Mailing of this Proxy Statement will commence on or about April 26, 1996. All proxies will be voted in accordance with the instructions contained therein, and if no choice is specified, the proxies will be voted in favor of the proposals set forth in the Notice of Annual Meeting. Abstentions are voted neither "for" nor "against", but are counted in the determination of a quorum. A Proxy on the enclosed form may be revoked by the shareholder at any time prior to its exercise at the meeting by submitting, to the Secretary of the Trust, a duly executed Proxy bearing a later date or by attending the Annual Meeting and orally withdrawing the Proxy.

         The voting securities of the Trust consist of shares of beneficial interest, no par value ("Shares"), of which 31,751,734 Shares were issued and outstanding at the close of business on March 31, 1996. So far as is known to the Trust, no person holds of record or beneficially as much as 5% of the outstanding Shares. The Trust has no other class of voting security. Each Share outstanding on April 19, 1996, will be entitled to one vote. Shareholders do not have cumulative voting rights.

                                       I.
                      THE BOARD OF TRUSTEES AND MANAGEMENT

The Board of Trustees

         The Board consists of seven Trustees divided into two classes of two Trustees each and one class of three Trustees. The terms of the Trustees continue until the Annual Meetings to be held in 1996, 1997 and 1998, respectively, and until their respective successors are elected and qualified. At each Annual Meeting, two or three Trustees are elected, subject to the limitations described below, for a term of three years to succeed those Trustees whose terms expire at such Annual Meeting. The Trust's By-Laws provide that no Trustee shall be nominated or elected as a Trustee after such person's 72nd birthday. The By-Laws further provide that any Trustee who is first elected a Trustee after December 19, 1995 shall tender his resignation as a Trustee on his 72nd birthday.

         The Board held 19 meetings in 1995. The Board has no standing nominating committee; however, the Trustees meet as a committee of the whole to consider such matters. The Trustees met once in 1995 for this purpose. The Trustees will consider recommendations for nominations for Trustee received from shareholders provided that the shareholder submits such recommendation in writing before April 15, 1997 accompanied by a written statement setting forth the reasons the Trust would benefit from the election of such nominee. An Audit Committee, consisting of Messrs. Cafritz and Osnos was formed on April 11, 1995. The Audit Committee meets at least quarterly with the President and Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer to review operating results and other matters. The Audit Committee also makes recommendations to the Board regarding dividend declarations and receives reports from and participates in discussions with the Trust's independent auditors, at least annually. The Audit Committee met 3 times in 1995. A Compensation Committee, composed of Messrs. Cronin, Snyder and Cafritz, is responsible for making recommendations to the Board with respect to compensation decisions. The Compensation Committee met three times during 1995. See "Report on Executive Compensation" below. All members of the Board attended more than 75% of the total number of meetings held during 1995.

         The five non-officer Trustees of the Trust, Messrs. Birney, Cafritz, Kahn, Osnos and Snyder, were compensated in the form of fees. This amount for each such Trustee was $33,000 for 1995, except Mr. Kahn who was compensated as an officer until June 21, 1995. Mr. Kahn's non-officer Trustee fees totaled $16,500 in 1995. Mr. Birney, who acted as the recording secretary, received additional remuneration for such services of $9,500. During 1995 the Trust utilized the legal services of the law firm of Arent Fox Kintner Plotkin & Kahn and advisory services of the accounting firm of Snyder, Kamerow & Associates, P.C. Trustee David M. Osnos is a senior partner of Arent Fox and Trustee Stanley
P. Snyder is Chairman of Snyder, Kamerow. The amount of fees paid to Arent Fox and Snyder, Kamerow did not exceed 5% of either firm's 1995 gross revenues or 5% of the Trust's 1995 gross revenues.

         The following table sets forth the names and certain biographical information concerning each of the current Trustees.



                                                                   Served as                 Term
Name                         Principal Occupation(*)             Trustee Since      Age     Expires
- ----                         -----------------------             -------------      ---     -------

William N. Cafritz ........  President, William Cafritz               1984           70      1996
                             Development Corp. (real
                             estate development)

Stanley P. Snyder .........  Chairman, Snyder, Kamerow &              1968           61      1996
                             Associates, P.C. (Certified
                             Public Accountants)

Arthur A. Birney ..........  Chairman of the Trustees                 1961           68      1997
                             Managing Partner and Chief Executive
                             Officer, Washington Brick & Terra
                             Cotta Co.(Real Estate Holding and
                             Development Company); Managing
                             Partner, Queenstown Harbor Golf
                             Links LP

B. Franklin Kahn ........... Chairman Emeritus                        1960           71       1997

Edmund B. Cronin, Jr ....... President and Chief Executive            1994           59       1998
                             Officer

Benjamin H. Dorsey.......... Secretary of the Trust                   1960           72       1998
                             Retired General Counsel

David M. Osnos ............. Senior partner, Arent Fox Kintner        1987           64       1998
                             Plotkin & Kahn (Legal counsel
                             to the Trust);Director, VSE
                             Corporation (engineering);
                             Director, EastGroup Properties
                             (real estate investment trust)

(*) Each person has held the indicated position for more than the past five years except Messrs. Birney, Cronin, Dorsey and Kahn.

         Mr. Arthur A. Birney, a founding Trustee, is Managing Partner and Chief Executive Officer of Washington Brick & Terra Cotta Co., a real estate investment and holding company founded in 1892, President of Port Annapolis Marina, Inc. and Managing Partner of Queenstown Harbor Golf Links L.P.

         Mr. Edmund B. Cronin, Jr. has 35 years of real estate investment, development, operations and finance experience in the Washington, D.C. metropolitan market. From 1977 to 1993, he served as Chairman and Chief Executive Officer of Smithy Braedon, a full service commercial real estate firm providing leasing, sales, asset management, finance, consulting, advisory and development services. From 1993 until joining the Trust in June 1994, Mr. Cronin was Chief Executive Officer of H.G. Smithy Company, a real estate management and advisory service company whose debt and equity assets under management total approximately $1.5 billion.

         Mr. Benjamin H. Dorsey retired as General Counsel of the Trust as of December 31, 1995. Mr. Dorsey had served as Secretary and General Counsel of the Trust since 1960. Mr. Dorsey continues to serve as Secretary and as a Trustee.


         Mr. B. Franklin Kahn retired as Chairman of the Trustees and Chief Executive Officer of the Trust effective March 9, 1995, a position he had held since 1960. The Trustees elected Arthur A. Birney as Chairman of the Trustees and Edmund B. Cronin, Jr. as Chief Executive Officer of the Trust. Mr. Kahn continues to serve as a Trustee.

Other Executive Officers

         The following table contains information regarding other executive officers of the Trust. Such officers are elected annually by the Board and serve at the Board's discretion.

       Name               Age           Position
- ------------------        ---     ------------------------
Mary Beth Avedesian       35      Vice President--Investments
Larry E. Finger           42      Senior Vice President--Chief Financial Officer
Brian J. Fitzgerald       34      Vice President--Leasing Division Manager
Laura M. Franklin         35      Vice President--Chief Accounting Officer
Sandra T. Hunt            44      Vice President--Leasing
Thomas L. Regnell         39      Vice President--Acquisitions


         Ms. Mary Beth Avedesian joined the Trust as Vice President--Investments in March 1995. Ms. Avedesian was an Assistant Vice President for Towle Financial Services from 1993-1995, where she performed acquisition due diligence and asset management. Before Towle, Ms. Avedesian was employed for 2 years as an Assistant Manager and Marketing Manager for AMRESCO, a subsidiary of NationsBank formed to dispose of bank-owned property; and for 4 years with Himmel and Company as a Financial Analyst and Development Coordinator.


         Mr. Larry E. Finger, an attorney and CPA, joined the Trust as Vice President and Chief Financial Officer in December of 1993 and was elected Senior Vice President and Chief Financial
                                                         3

Officer in June of 1995. Prior to joining the Trust, Mr. Finger served as Chief Operating Officer of Savage/Fogarty Companies, Inc., a real estate investment, management and development company based in Alexandria, Virginia. Mr. Finger was employed by Savage/Fogarty for 13 years, from 1978- 1991 serving four years in the accounting division, ultimately as Vice President--Finance, seven years as Senior Vice President and General Counsel then Executive Vice President and General Counsel and finally two years as Chief Operating Officer. During 1992 and until he joined the Trust, Mr. Finger created and operated a multi-restaurant delivery business in Richmond, Virginia.

         Mr. Brian J. Fitzgerald joined the Trust in January of 1996 as Vice President and Division Manager of Leasing. Prior to coming to the Trust, Mr. Fitzgerald served as a commercial leasing broker from 1984 to 1993 with Smithy Braedon Company, in Northern Virginia. In 1993, he became a Vice President of H.
G. Smithy Company, with responsibilities for managing all agency leasing activities. From the date of the merger of H. G. Smithy Commercial Management Group with Cushman & Wakefield of Washington, D.C., Inc. in June of 1994 until joining the Trust, Mr. Fitzgerald managed institutional agency leasing activities at Cushman & Wakefield, Inc. of Washington, D.C.


         Ms. Laura M. Franklin, a CPA, joined the Trust in 1993. Prior to joining the Trust, Ms. Franklin spent over 10 years with the public accounting firm of Reznick, Fedder and Silverman, P.C. specializing in auditing and tax for real estate clients.


         Ms. Sandra T. Hunt joined the Trust in 1983 and has held the position of Vice President--Leasing for more than five years.


         Mr. Thomas L. Regnell joined the Trust as Vice President--Acquisitions in January of 1995. From 1992 through 1994, Mr. Regnell served as an Investment Officer with Federal Realty Investment Trust in Bethesda, Maryland. Mr. Regnell was responsible for Federal Realty's real estate acquisitions in the Midwest and Southeast United States. Prior to joining Federal Realty, Mr. Regnell was a Vice President with Spaulding & Slye Company, a real estate development, brokerage and management company in Bethesda, Maryland. Mr. Regnell was associated with Spaulding & Slye for seven years.


         There are no family relationships between any Trustee or executive officer.

Ownership of Shares by Trustees and Executive Officers

         The following table sets forth certain information concerning all Shares beneficially owned as of April 19, 1996, by each Trustee, by each of the "Named Officers" (as defined in "Executive Compensation" below) and by all Trustees and Executive Officers as a group. Unless otherwise indicated, the voting and investment powers for the Shares listed are held solely by the named holder.


                                                                    Percentage
Name                                       Shares Owned              of Total
- ----                                       ------------              --------

Arthur A. Birney                             48,433(1)                 0.153%
William N. Cafritz                           17,648(1)                 0.056%
Edmund B. Cronin, Jr.                        26,453(2)                 0.083%
Benjamin H. Dorsey                          108,134(1,2)               0.341%
Larry E. Finger                               4,261(2)                 0.013%
Sandra T. Hunt                               51,702(2)                 0.163%
B. Franklin Kahn                            393,389(1,2)               1.239%
David M. Osnos                                  900                    0.003%
Thomas L. Regnell                               ---                      ---
Stanley P. Snyder                             5,062                    0.016%
All Trustees and Executive Officers
as a group (12 persons)                     661,971(2)                 2.085%


- -----------
(1)  Includes shares held in a trust or estate or by spouse.
(2)  Includes shares subject to options  exercisable within 60 days, as follows:
     Mr. Cronin, 7,838; Mr. Dorsey, 23,376; Mr. Finger, 3,292; Ms. Hunt, 48,879;
     Mr. Kahn, 84,161 shares; and all Trustees and Executive Officers as a group, 173,225.

                                      II.
                              ELECTION OF TRUSTEES

         Two Trustees, Messrs. Cafritz and Snyder, stand for election at the Annual Meeting, to serve for three years. It is intended that the proxies given to the persons named in the accompanying Proxy (unless otherwise indicated on such Proxy) will be voted for the election of Messrs. Cafritz and Snyder, each of whom currently serves as a Trustee. If a nominee becomes unable or unwilling to stand for election for any reason not presently known or contemplated, the persons named in the enclosed Proxy will have discretionary authority to vote pursuant to the Proxy for a substitute nominee nominated by the Board. The election of Trustees requires the affirmative vote of the holders of a majority of the shares voting at the Annual Meeting either in person or by proxy.



           THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE
              ELECTION OF WILLIAM N. CAFRITZ AND STANLEY P. SNYDER.


                                      III.
              PROPOSAL TO CHANGE THE TRUST'S STATE OF ORGANIZATION

         On April 5, 1996, the Board approved, subject to shareholder approval, a proposal to change the Trust's state of organization from the District of Columbia to Maryland by means of a merger (the "Merger") of the Trust with and into Washington Real Estate Investment Trust of Maryland ("Maryland WRIT"), a newly formed Maryland real estate investment trust that initially will be a subsidiary of the Trust (the "Change of Domicile Proposal"). Maryland WRIT will be the survivor of the Merger and will change its name to Washington Real Estate Investment Trust. The principal effect of the Merger will be to change the law governing the Trust's organization and operations as an unincorporated business trust from the law of the District of Columbia to the law of the state of
                                                         5

Maryland, including the portion of the Maryland Corporations and Associations law pertaining to real estate investment trusts (the "Maryland REIT Law").

         The following discussion summarizes certain aspects of the Change of Domicile Proposal, including certain differences between District of Columbia and Maryland law. This summary does not purport to be a complete description of the Change of Domicile Proposal or the differences between shareholders' rights under District of Columbia and Maryland law and is qualified in its entirety by reference to the Maryland WRIT Declaration of Trust and By-Laws, copies of which are available for inspection at the Trust's offices and will be provided to shareholders on request and without charge by written or oral request to the Trust at 10400 Connecticut Avenue, Kensington, Maryland 20895, Attention: Brenda Barnhart (telephone (301) 929-5900).

         Approval of the Change of Domicile Proposal by the Trust's shareholders will also constitute approval of the Merger.

Principal Features of the Change of Domicile Proposal

         On the effective date of the Merger, the separate existence of the Trust, as a District of Columbia trust, will cease, and Maryland WRIT will succeed to all of the business, properties, assets and liabilities of the Trust. Each Share issued and outstanding immediately prior to the effective date will by virtue of the Merger be converted into one share of Maryland WRIT. At the effective date, certificates which immediately prior to the effective date represented Shares will be deemed for all purposes to represent the same number of shares of Maryland WRIT. IT WILL NOT BE NECESSARY FOR SHAREHOLDERS TO EXCHANGE THEIR EXISTING CERTIFICATES FOR MARYLAND WRIT CERTIFICATES.

         Approval of the Change of Domicile Proposal will not result in any change in the business, management, assets or liabilities of the Trust. Following consummation of the Merger, Maryland WRIT shares will be listed on the American Stock Exchange, the exchange on which the Shares are currently listed. The American Stock Exchange will consider the delivery of existing certificates representing Shares as constituting "good delivery" of shares of Maryland WRIT in transactions subsequent to the Merger.

         Pursuant to the terms of the Merger, Maryland WRIT will adopt the 1991 Stock Option Plan, as amended, and each option to purchase Shares outstanding immediately prior to the Merger will become an option to purchase Maryland WRIT shares, subject to the same terms and conditions as set forth in the agreements pursuant to which such options were granted. All other employee benefit plans and other agreements and arrangements of the Trust will continue on the same terms and subject to the same conditions.

         It is anticipated that the Merger will become effective as soon as practicable after the Annual Meeting. However, the Merger may be abandoned by the Board prior to the effective date, either before or after shareholder approval. In addition, the terms of the Merger may be amended prior to the effective date, either before or after shareholder approval; provided, however, that the terms of the Merger may not be amended after shareholder approval if such amendment would
(i) alter the amount or kind of shares or other consideration to be received by shareholders in the Merger, (ii) alter any material terms of the Maryland WRIT Declaration of Trust, (iii) alter any of the terms and conditions of the Merger if such alteration would adversely affect the shareholders or (iv) otherwise violate applicable law. No federal or state regulatory requirements must be complied with or approvals obtained in connection with the Merger, other than the acceptance for filing of Articles of Merger by the Maryland Department of Assessments and Taxation and the District of Columbia Recorder of Deeds.

Principal Reasons for the Change of Domicile Proposal

         Maryland has adopted detailed laws governing the organization and operations of real estate investment trusts, while the District of Columbia has no statutory provisions pertaining to real estate investment trusts and little other law pertaining to the organization and operations of trusts. The Board believes that the best interest of the Trust and the shareholders will be served by changing the Trust's state of organization from the District of Columbia to Maryland. At the time of the Trust's organization in 1960, no state had statutory provisions pertaining to the organization or operation of a real estate investment trust and a larger portion of the Trust's property was located in the District of Columbia.

         Since that time, Maryland has adopted and continued to improve statutory provisions pertaining to the organization and operation of real estate investment trusts. The Trustees believe that Maryland law, including the Maryland REIT Law, will provide specific rights and powers in connection with the organization and operation of the Trust which are not available under District of Columbia law and will make clear rights and powers which are not expressly granted to trusts under District of Columbia law. The Trust understands that currently seventeen publicly owned real estate investment trusts are organized under Maryland law, including the Maryland REIT Law.

Comparison of Certain Declaration of Trust and By-Law Provisions and of Certain Provisions of Maryland REIT Law and District of Columbia Law

         The Declaration of Trust of Maryland WRIT (the "New Articles") are substantially similar to the Trust's current Declaration of Trust (the "Current Articles"). The differences between the New Articles and the Current Articles are primarily the result of the adoption of provisions intended to take advantage of the additional rights and powers specifically provided by the Maryland REIT Law. Significant provisions of the New Articles and new By-Laws, certain important differences between such documents and the Current Articles and current By-Laws and certain differences between the Maryland REIT Law and District of Columbia law are discussed below.

         Limitation of Liability of Shareholders. The Current Articles provide that no shareholder shall be personally liable in connection with the Trust's property or affairs. The Current Articles further provide that the Trust shall indemnify and hold harmless shareholders against all claims and liabilities and related reasonable expenses to which they become subject by reason of their being or having been shareholders. In addition, the Trust as a matter of practice, inserts a clause in its business, management and other contracts which provides that shareholders shall not be personally liable thereunder. Although there are no District of Columbia statutes addressing the subject, the Trust in the past has received the advice of counsel, based upon the judicial decisions of other jurisdictions, that under the laws of the District of Columbia and most other jurisdictions, no personal liability will attach to the Trust's shareholders for contract claims under any contract containing such a clause where adequate notice is given. However, in respect to tort claims, contract claims where shareholder liability is not so negated, claims for taxes and certain statutory liabilities, the shareholders of the Trust may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by the Trust. The Trust carries public liability insurance which the Trustees consider adequate. Thus, any risk of personal liability to shareholders is limited to situations in which the Trust's assets plus its insurance coverage would be insufficient to satisfy the claims against the Trust and its shareholders or the Trust's assets were insufficient to satisfy such claims and the Trust's insurance did not cover them.

         The text of Section 3.3 of the New Articles, which deals with shareholder liability, is virtually unchanged from the same provision of the Current Articles. However, under the applicable provisions of Maryland law, including the Maryland REIT Law, shareholders of a real estate investment trust, in their capacity as shareholders, bear no liability for the obligations or liabilities of the Trust. Accordingly, the adoption of the Change of Domicile Proposal will provide express statutory authority for the Section 3.3 negation of shareholder liability. The Trust believes that this statutory authority for
Section 3.3 will eliminate uncertainty as to the Trust's authority to negate shareholder liability and eliminate the remaining risk of shareholder liability for any of the Trust's obligations or liabilities.

         Limitation of Liability of Trustees and Officers. The Current Articles provide that the Trust's Trustees and officers shall not be liable to the Trust or its shareholders except for (i) any breach of the duty of loyalty of the Trustee or officer to the Trust or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or (iii) any transaction from which the Trustee or officer derived any improper personal benefit. Again, although there are judicial decisions supporting the proposition that a trust may include limitations on the liability of its trustees in its declaration of trust, there is no District of Columbia statute authorizing such provisions nor stating the extent to which the liability of the Trustees or officers may be so limited. The Trust believes that a court would find that the Trust may limit the liability of its Trustees and officers, but it is not certain that a court would uphold the extent of the limitation of liability included in the Current Articles. The Trust has modeled the limitation on liability included in the Current Articles on similar provisions authorized in the corporation statutes of other jurisdictions, but a court, absent more direct authority, may not necessarily hold that the Trust has the authority or power to limit the liability of the Trustees or officers to the extent provided in the Current Articles.

         Under the Maryland REIT Law, there is express authority for a real estate investment trust's declaration of trust to include provisions limiting the liability of trustees and officers to the trust and its shareholders and specifying the extent of the permitted limitations of liability. The New Articles give the Trustees and officers the benefit of the fullest protection permitted by the Maryland REIT

Law. The New Articles, as authorized by the Maryland REIT Law, provide that the Trustees and officers shall be liable to the Trust or the shareholders only (i) to the extent the Trustee or officer actually received an improper benefit or profit in money, property or services, in which case any such liability shall not exceed the amount of the benefit or profit in money, property or services actually received; or (ii) to the extent that a judgment or other final adjudication adverse to such Trustee or officer is entered in a proceeding based on a finding in the proceeding that such Trustee's or officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

         In addition to receiving the benefit of express statutory authority for the inclusion of a limitation on the liability of Trustees and officers and for the extent of such limitation, the New Articles also, as permitted by the Maryland REIT Law, expand the limitation of liability of the Trustees and officers by excluding liability for a breach of the duty of loyalty, unless it results in an improper personal benefit or was the result of active and deliberate dishonesty, as described above. In situations in which the provisions of the New Articles limiting Trustee and officer liability would apply, the remedies available to the Trust or its shareholders would be limited to equitable remedies such as an injunction or rescission.

         The Trust believes that it is important that the New Articles provide the fullest limitation on liability permitted by the Maryland REIT Law. The Board currently includes six Trustees who are not employees of the Trust. In addition, the Trust enjoys the benefit of a staff of skilled and professional executive officers. The Trust believes that in order to retain its outside Trustees and executive officers, and to obtain the services of outside Trustees and executive officers in the future, it is essential to provide these persons with reasonable assurances of protection from personal liability. The Trust believes that the limitations on liability included in the New Articles are comparable to those provided by other publicly-held real estate investment trusts and are reasonable.

         Indemnification of Trustees and Officers. The Current Articles provide for the indemnification of Trustees and officers to the same extent and in the same manner as provided in the District of Columbia Business Corporations Act. There is, however, no statute in the District of Columbia applicable to real estate investment trusts expressly permitting a real estate investment trust to indemnify its trustees and officers. As with respect to the limitation of liability, the Trust believes that a court would hold that the Trust may include provisions in its Declaration of Trust providing for the indemnification of the Trust's Trustees and officers in certain circumstances, but again, the extent to which such indemnification would be permitted is not certain. The Maryland REIT Law, however, provides that indemnification of trustees and officers is permitted to the fullest extent permitted under Section 2-418 of the Corporation and Associations Article of the Annotated Code of Maryland ("Section 2-418"). By providing express statutory authority, the Maryland law reduces the likelihood that the indemnification provisions in the New Articles would be found to exceed the permitted indemnification.

         Section 2-418 also provides broader protection than the comparable provision of the District of Columbia Business Corporation Act. Under District of Columbia law, a director or officer cannot be indemnified if he or she is found by a court to be liable for negligence or misconduct in the performance of duty. Under Section 2-418 indemnification is restricted only if
(i) an act or omission of the trustee or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (ii) the trustee actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful. Section 3.2 of the New Articles provides for the indemnification of Trustees and officers to the fullest extent permitted under Section 2-418.

         For the reasons stated above with respect to the limitations of liability of the Trustees and officers, the Trust also believes that it is important that the New Articles provide the fullest indemnification permitted by the Maryland REIT Law. The Trust believes that the indemnification included in the New Articles is comparable to that provided by other publicly-held real estate investment trusts and is reasonable.

         Indemnification of Employees and Agents. There is no provision in the Current Articles authorizing indemnification of the Trust's employees or agents. Under the Maryland REIT Law, however, indemnification of these individuals is permitted. The New Articles, therefore, take advantage of the greater flexibility permitted under Maryland law. Under Section 3.2 of the New Articles, indemnification of employees and agents of the Trust is permitted to the extent authorized by the Trustees or provided for in the provisions of the new By-Laws.

         For the reasons stated above with respect to the limitations of liability and indemnification of the Trustees and officers, the Trust also believes that it is important that the New Articles provide the fullest indemnification of its employees and agents permitted by the Maryland REIT Law. The Trust believes that the indemnification included in the New Articles is comparable to that provided by other publicly-held real estate investment trusts and is reasonable.

         Business Combination Provisions. The Current Articles provide that any merger, consolidation or liquidation of the Trust, or any sale of all or substantially all of its assets, must be approved by a majority of the Trustees, and that if any such transaction is with, into or to a Related Shareholder (defined as a person or entity beneficially owning, directly or indirectly, 5% or more of the outstanding Shares), the transaction must be approved by a majority of the Trustees not appointed or nominated by or acting on behalf of the Related Shareholder or an affiliate or associate of the Related Shareholder. An identical provision is included in the New Articles. These provisions may be amended only by the affirmative vote of the holders of 70% or more of the outstanding Shares.

         In the New Articles, the Trust, as permitted by Maryland Law, has expressly elected to be governed by the special voting requirement of the Maryland Corporations and Associations Article (the "Special Voting Article"). Opting to be governed by the Special Voting Article adds additional restrictions to those already set forth in the Current Articles concerning business combinations. The Special Voting Article establishes special requirements with respect to "business combinations" between an "interested stockholder" and a Maryland corporation unless exemptions are applicable. Among other things, the Special Voting Article prohibits, for a period of five years, a merger and other specific or similar transactions between a Maryland corporation and an interested stockholder and requires a super majority-vote for such transactions after the end of such five-year period. (For the purposes of the Special Voting Article and the Control Share Article (described below), a "Maryland corporation" includes a Maryland real estate investment trust. They are referred to collectively in this section as a "Maryland company".)

         "Interested stockholders" are all persons owning beneficially, directly or indirectly, more than 10% of the outstanding voting stock of a Maryland company. "Business combinations" include any merger or similar transaction subject to a statutory vote and additional transactions involving transfers of assets or securities in specified amounts to interested stockholders or their affiliates. Unless an exemption is available, transactions of these types may not be consummated between a Maryland company and an interested stockholder or its affiliates for a period of five years after the date on which the stockholder first became an interested stockholder and, thereafter, may not be consummated unless recommended by the board of the Maryland company and approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and 66-2/3% of the votes entitled to be cast by all holders of outstanding shares of voting stock other than the interested stockholder unless, among other things, the company's stockholders receive a minimum price (as defined in the Special Voting Article) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. This provision was included in the Special Voting Article to protect investors in Maryland companies who may be involved in an attempt by a person or entity to gain control of a Maryland company using a "front-end loaded" tender offer. In this technique, the person or entity offers to purchase up to a certain amount of a company's stock, such as 51%, and states its intention to follow with a second-stage merger or similar transaction following the tender at a lower price than was paid for the first 51%. The opportunity to obtain the earlier, higher price is often availed of by arbitrageurs who purchase large quantities of stock and tender it during such tender offer. Other investors are frequently left with the second-stage transaction following the tender offer at a lower price.

         A business combination with an interested stockholder which is approved by the board of a Maryland company at any time before an interested stockholder first becomes an interested stockholder is not subject to the special voting requirements or fair price provisions of the Special Voting Article. An amendment to a Maryland company's charter electing not to be subject to the foregoing requirements must be approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and 66-2/3% of the votes entitled to be cast by holders of outstanding shares of voting stock who are not interested stockholders. Any such amendment is not effective until eighteen months after the vote of stockholders and does not apply to any business combination of a company with a stockholder who was an interested stockholder on the date of the stockholder vote.

         In the New Articles, the Trust, as permitted by Maryland law, has also expressly elected to be governed by the control share provisions of the Maryland Corporations and Associations Article (the "Control Share Article"). Under the Control Share Article, "control shares" of a Maryland company acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquirer or by officers or directors who are employees of the company. "Control shares" are voting shares of stock which, if aggregated with all other shares of stock previously acquired by such a person, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) 20% or more but less than 33-1/3%, or (ii) 33-1/3% or more but less than a majority, or (iii) a majority of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means, subject to certain exceptions, the acquisition of, ownership of, or the power to direct the exercise of voting power with respect to, control shares.

         A person who has made or proposes to make a control share acquisition upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the Maryland company may itself present the question at any shareholders' meeting.

         If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, then, subject to certain conditions and limitations, the Maryland company may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value, without regard to voting rights. Fair value shall be determined as of the date of the meeting of the shareholders at which the voting rights of the control shares are considered but not approved. If no such meeting is held, fair value shall be determined as of the date of the last acquisition of control shares by the acquiring person. If voting rights for control shares are approved at a shareholders' meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

         The Control Share Article does not apply to shares acquired in a merger, consolidation or share exchange if the Maryland company is a party to the transaction, to acquisitions approved or exempted by the charter or bylaws of the Maryland company or to shares acquired before November 4, 1988 or pursuant to a contract entered into before November 4, 1988.

         The foregoing provisions may have the effect of discouraging unilateral tender offers or other takeover proposals which certain shareholders might deem in their interests or pursuant to which they might receive a substantial premium for their Shares. The Control Share Article in particular has the effect of making a unilateral tender offer or other takeover of the Trust much more difficult. The provisions could also have the effect of insulating current management against the possibility of removal and could, by possibly reducing temporary fluctuations in market price caused by accumulations of Shares, deprive shareholders of opportunities to sell at a temporarily higher market price. However, the Trustees believe that inclusion of the business combination provisions in the New Articles may help assure fair treatment of shareholders and preserve the assets of the Trust.

         Excess Share Provisions. The excess share provisions in the Current Articles have not been altered in the New Articles. The provisions have been maintained because the Board believes it is in the best interests of the Trust to protect its status as a real estate investment trust.

         For the Trust to qualify as a real estate investment trust (a "REIT") under the Internal Revenue Code (the "Code"), in any taxable year, not more than 50% in value of its outstanding Shares may be owned, directly or indirectly, by five or fewer individuals during the last six months of such year, and the Shares must be owned by 100 or more persons during at least 335 days of a taxable year or a proportionate part of a taxable year less than 12 months. In order to meet these and other requirements, the Trustees have the power to redeem or prohibit the transfer of a sufficient number of Shares to maintain or bring the ownership of the Shares into conformity with such requirements. In connection with the foregoing, if the Trustees shall, at any time and in good faith, be of the opinion that direct or indirect ownership of Shares representing more than 10% in value of the total Shares outstanding (the "Excess Shares") has or may become concentrated in the hands of one beneficial owner, the Trustees shall have the power (i) to repurchase from any shareholder of the Trust such Excess Shares and (ii) to refuse to sell, transfer or deliver Shares to any person whose acquisition of such Shares would, in the opinion of the Trustees, result in the direct or indirect beneficial ownership by any person of Shares representing more than 10% in value of the outstanding Shares. The purchase price for any Shares so repurchased shall be at cost or at the last sale price of the Share as of the date immediately preceding the day on which the demand for repurchase is mailed, whichever price is higher. From and after the date fixed for repurchase by the Trustees, and so long as payment of the purchase price for the Shares to be so repurchased shall have been made or duly provided for, the holder of any Excess Shares so called for repurchase shall cease to be entitled to distributions, voting rights and other benefits with respect to such Shares, except the right to payment of the purchase price for the Shares.

         Both the Current Articles and the New Articles have a similar excess share provision to ensure that any rent paid to the Trust by a "sister corporation" not become disqualified as rent from real property by virtue of
Section 856(d)(2)(B) of the Code. Under these provisions, the Trustees have the power (i) by lot or other means deemed equitable to call for purchase from any shareholder such numbers of Shares as shall be sufficient in the opinion of the Trustees to maintain or bring the direct or indirect ownership of Shares in conformity with the requirements of Section 856(d)(2)(B), and (ii) to refuse to register the transfer of Shares to any person whose ownership would jeopardize the Trust's compliance with Section 856(d)(2)(B). For purposes of this provision, the term "sister corporation" means a corporation the shares of which are owned by exactly or substantially the same persons and in exactly or substantially the same numbers as are the shares. This provision shall apply even if a "sister corporation" does not exist (i) at the time the Trustees determine that the ownership of Shares has or may become so concentrated, or
(ii) at the time the Trustees call Shares for purchase or refuse to register the transfer of Shares. The purchase price for the Shares purchased pursuant thereto shall be equal to the fair market value of such Shares as reflected in the closing price for such Shares on the principal stock exchange on which such Shares are listed or, if such Shares are not listed, then the last bid for the Shares, as of the close of business on the date fixed by the Trustees for such purchase or, if no such quotation is available, as shall be determined in good faith by the Trustees. From and after the date fixed for purchase by the Trustees, the holder of any Shares so called for purchase shall cease to be entitled to dividends, voting rights and other benefits with respect to such Shares, except the right to payment of the purchase price fixed as aforesaid.

         In order to further assure that ownership of the Shares does not become so concentrated, both the Current Articles and the New Articles have a provision that provides that if any transfer of Shares would prevent amounts received by the Trust from a "sister corporation," if one existed, from qualifying as "rents from real property" as defined in Section 856(d) of the Code, by virtue of the application of Section 856(d)(2)(B) of the Code, the transfer shall be void ab initio and the intended transferee of such Shares shall be deemed never to have had an interest therein. If this provision is deemed void or invalid by virtue of any legal decision, statute, rule or regulation, then the transferee of such Shares is deemed to have acted as an agent on behalf of the Trust. Furthermore, both the Current Articles and the New Articles provide that shareholders shall upon demand disclose to the Trustees in writing such information with respect to their direct and indirect ownership of the Shares as the Trustees deem necessary to determine whether the Trust satisfies the provisions of Sections 856(a)(5) and (6) and Section 856(d) of the Code or the regulations thereunder, as the same shall from time to time be amended, or to comply with the requirements of any other taxing authority.

         Similarly to the business combination provisions, the excess share provisions may deter or render more difficult attempts by third parties to obtain control of the Trust if such attempts are not supported by the Board. The Board, however, believes these provisions are necessary to protect the Trust's interests in maintaining its status as an REIT under the Code.

         Other Differences in the Law. As mentioned in several sections of this discussion, the District of Columbia law does not include statutory provisions pertaining expressly to real estate investment trusts. The principal provisions of the Maryland REIT Law which will be applicable to Maryland WRIT are discussed above. Set forth below is a brief description of other matters expressly addressed in the Maryland REIT Law for which there is no comparable provision in District of Columbia law.

         Section 8-301 of the Maryland REIT Law specifically sets forth the powers of a Maryland real estate investment trust. These powers are substantially the same as the powers set forth in the Current Articles and the New Articles. Section 8-301, however, provides specific authority for the Trust to make and alter bylaws not inconsistent with law or the New Articles to regulate the government of the Trust and the administration of its affairs. Although the Trust, in accordance with the Current Articles, has adopted By-Laws for the administration and operation of the Trust, it is not clear under District of Columbia law to what extent a trust is permitted to adopt bylaws.
Section 8- 301 eliminates this concern with respect to the By-Laws of Maryland WRIT.

         Section 8-402 of the Maryland REIT Law grants the shareholders of a Maryland real estate investment trust the same specific rights to inspect records of the trust as are granted to shareholders in a Maryland corporation. Although District of Columbia law has no comparable provision, Section 7.7 of the Current Articles grants shareholders of the Trust the rights of inspection provided to shareholders of a District of Columbia corporation. The shareholder inspection statutes for Maryland and the District of Columbia are very similar; however, Maryland law permits limited rights to inspect the records of a corporation to any shareholder of the corporation. Upon meeting requirements of a 5% minimum shareholder interest and ownership for at least six months, a shareholder of a Maryland corporation may gain access to the corporation's stock ledger. Shareholders may combine to meet the 5% shareholder interest requirement. The District of Columbia law imposes a 5% shareholder interest requirement to inspect the records of a corporation or the corporation's stock ledger, but does not require a minimum ownership period. Shareholders also may combine to meet the District of Columbia's 5% minimum shareholder interest requirement.

         Section 8-501.1 of the Maryland REIT Law specifically authorizes a Maryland real estate investment trust to enter into a merger with a corporation, another trust, a limited liability company or a limited partnership, specifies the procedures for such a merger and grants shareholders objecting to any such merger the same rights to dissent as provided to shareholders of a Maryland corporation. Although judicial decisions authorize trusts to enter into mergers and the Current Articles also specifically contemplate that the Trust may enter into a merger, neither District of Columbia law nor the Current Articles specify the procedures for a merger involving a real estate investment trust or grants dissenter rights with respect to such a merger.

         Other Article Provisions. The New Articles also differ from the Current Articles in several other respects. Among these differences are the following provisions.


         Under Section 2.20 of the Current Articles, the Trust is prohibited from investing in investment securities, including certificates of interest or shares of beneficial interest in other real estate investment trusts ("REIT Shares"), beyond 25% of the net assets of the Trust. The Code currently specifies that at least 75% of a REIT's assets must be invested in real estate assets, government securities, cash and cash items, including receivables. The Code, however, defines "real estate assets" to include REIT Shares. Accordingly, although the Board has no current intention to invest Trust assets in a material amount of REIT Shares, because the Code defines "real estate assets" to include REIT Shares, an exception has been inserted in Section 2.20 of the New Articles to permit unlimited investments in REIT Shares.

        The Maryland REIT Law requires the New Articles to explicitly state the number of authorized shares, and accordingly, under Section 4.1(a) of the New Articles, the total number of authorized shares is set at 100,000,000 shares, with a par value of $.01 per share. This differs from the Current Articles, which permit an unlimited number of authorized Shares. The requirement to state the number of authorized shares in the New Articles, however, is not restrictive because the New Articles, in accordance with the Maryland REIT Law, also authorize the Board to increase the aggregate number of authorized Shares without shareholder approval.

         As discussed below under "Vote Required," the Current Articles do not clearly specify the shareholder vote required to approve certain actions.
Section 7.5 of the New Articles expressly specifies that, except as otherwise set forth in the New Articles, any matter requiring a vote of shareholders shall be approved by a vote of the holders of a majority of the Shares.

         Changes to Current By-Laws. The new By-Laws contain only minor changes from the current By-Laws. Sections 7.1 and 7.2 of the Current Articles, which set forth the manner in which annual and special meetings can be called and held, have been moved to the new By-Laws, and the provisions for calling a meeting of the Trustees have also been moved to the new By-Laws. The principal consequence of including provisions in the By-Laws rather than the New Articles is to permit their further amendment by Board vote rather than requiring shareholder approval.

Federal Income Tax Consequences of the Merger

         The Merger will constitute a reorganization under Section 368(a)(1)(F) of the Code. Consequently, holders of Shares will not recognize any gain or loss for federal income tax purposes as a result of the conversion of their Shares into shares of Maryland WRIT. For federal income tax purposes, a holder's aggregate basis in the shares of Maryland WRIT received in the Merger will equal such holder's adjusted basis in the Shares converted therefor and such holder's holding period for the Maryland WRIT shares received in the Merger will include such holder's holding period in the Shares converted therefor.

         Likewise, the Trust will not recognize any gain or loss for federal income tax purposes upon the transfer of its property to Maryland WRIT pursuant to the Merger. In addition, Maryland WRIT will succeed to and take into account the earnings and profits, accounting methods, and other tax attributes of the Trust specified in Section 381(c) of the Code.

         Holders of Shares should consult their own tax advisors as to the application and effect of state, local and foreign income and other tax laws to the conversion of their Shares into shares of Maryland WRIT pursuant to the Merger.

Vote Required

         Although the Current Articles permit the Trust to enter into a merger, the Current Articles do not expressly state the percentage vote of shareholders required to approve the Change of Domicile Proposal. Section 10.1 of the Current Articles, however, provides that the Trust may be terminated with the approval of the holders of a majority of the Shares. It also provides that the Current Articles may be amended with the approval of the holders of a majority of the Shares, except that an amendment to certain Sections, including Section 8.1 specifying the number of Trustees, Section 8.2 providing for the election of the Trustees in three staggered classes, Section 10.1 specifying the percentage of shareholder approval required for certain actions and Article 15 requiring a special Trustee vote in connection with certain transactions relating to the acquisition of the Trust or its assets, require the vote of holders of 70 percent of the outstanding Shares.

         Because the New Articles, as described above, do not differ in any material respect from Sections 8.1, 8.2 and 10.1 and Article 15 of the Current Articles, and because the Change of Domicile Proposal will be effected through the Merger and not by an amendment of the Current Articles, the Trust believes that the Change of Domicile Proposal may be approved by the vote of the holders of a majority of the outstanding Shares.

            THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE CHANGE OF
                                DOMICILE PROPOSAL


                                       IV.
                      ADOPTION OF AMENDMENTS TO OPTION PLAN


         The Trust currently maintains the Washington Real Estate Investment Trust 1991 Stock Option Plan (the "Plan"), which provides for the grant to officers and employees of the Trust of options to purchase up to an aggregate of 1,515,241.5 Shares (as adjusted for the three-for-two split effected in 1992). Since its adoption, the Plan has provided that each option initially granted under the Plan shall be an incentive stock option ("ISO"), as that term is defined in Section 422 of the Internal Revenue Code (the "Code") and as further described below. See "Federal Income Tax Consequences."

         The Board has approved amendments to the Plan (the "Amendments") which provide (i) that options granted under the Plan may be granted as an ISO (as the Plan currently provides) or may be granted as an option which does not qualify as an ISO (a non-qualified option or "NQO"), (ii) that options may be exercisable upon grant or on such vesting schedule as the Board may determine,
(iii) that options shall continue for their original term following the death of the option holder and (iv) that the Board may amend the adjustment provisions of the Plan without shareholder approval. The Amendments do not increase the number of Shares available in the aggregate for option grants under the Plan, do not expand the persons eligible to receive options under the Plan and do not change the terms of options granted under the Plan, except as described below. The terms of the Plan and the effect of the Amendments are described in more detail below.

Description of the Plan

         The Plan provides that it may be administered by the Board or a committee of the Board composed of at least three Trustees (the "Committee"). The Board (or the Committee) has authority, subject to the limits of the Plan, to designate persons to whom options are granted, to determine the number of Shares covered by each option and to determine the terms and provisions of each option. As amended, the Plan provides that the Board (or the Committee) also will be authorized to designate whether the option is an ISO or an NQO. Options only may be granted to an employee of the Trust, including any Trustee or officer who is an employee. Currently, approximately 28 employees are eligible to receive option grants under the Plan.


         Under the Plan, whether the option is an ISO or an NQO, the option price may not be less than the fair market value of the Shares on the date the option is granted, and options will expire no later than ten years from the date of the grant. As of April 19, 1996, the closing price for the Shares on the American Stock Exchange was $16 3/8. The option price must be paid in full at the time an option is exercised, in cash, by check or by delivery of Shares already owned by the optionee. As amended, the Plan provides that an option may be exercisable on grant or in one or more installments as determined by the Board (or the Committee).

         As required by the Code, the Plan currently provides that the Trust may grant an optionee an ISO with respect to Shares with an aggregate fair market value at the time of the grant in excess of $100,000 during any particular calendar year, provided that such option does not become first exercisable by the optionee in an amount exceeding $100,000 per calendar year. This provision would not apply to an option designated to be an NQO.

         Options, whether an ISO or an NQO, are not assignable or transferable by the optionee except by will or by the laws of descent and distribution. As amended, the Plan provides that in case of death, an option will continue in accordance with its terms and may be exercised thereafter by the persons entitled to do so under the optionee's will or by his legal representatives. If an optionee's employment is terminated for any reason other than death, termination for cause or retirement on or after attaining age 65, the option will terminate three months after the date of such termination of employment, but in no event later than the date of expiration of the option. If an optionee's employment is terminated for cause, the option will terminate as of the date of such termination of employment. If an optionee ceases to be employed by the Trust due to retirement on or after attaining age 65, the option will continue in accordance with its terms; however, the Plan provides that the option will cease to be an ISO upon the expiration of three months from the date of the optionee's retirement and will thereafter be treated as an NQO.

         The Board may terminate the Plan at any time and may amend the Plan from time to time. However, the Board may not change the maximum number of Shares for which options may be granted, the periods during which options may be granted or exercised or materially increase the benefits under the Plan without shareholder approval. No amendment may adversely affect an optionee's rights under any issued option without the optionee's consent.

         Pursuant to the Code, an ISO plan may not have a term longer than ten years from the earlier of the date the plan is adopted or the date the plan is approved by the stockholders. Accordingly, the Plan will expire on June 25, 2001 (except as to options outstanding on that date), and the Amendments will not extend the term of the Plan.

Effect of the Amendments

         NQOs. As described above, the Plan currently provides that the Board (or Committee) may grant an optionee an ISO with respect to Shares with an aggregate fair market value at the time of the grant in excess of $100,000 during any particular calendar year, provided that such option does not become first exercisable by the optionee in an amount exceeding $100,000 per calendar year. The Amendments will permit the grant of options which would not be subject to this provision, and therefore would not qualify for treatment as an ISO. The provision would also permit the grant of options which otherwise would satisfy all requirements for ISO status, but because of their NQO designation, would not be treated as an ISO. See "Federal Income Tax Consequences."

         As described in "Executive Compensation," Mr. Cronin's Employment Agreement provides for the grant of options to him with respect to Shares with an aggregate fair market value at the time of the grant equal to his base salary during 1994, 1995 and 1996. Because of the required terms of these options, a portion of the options cannot qualify as ISOs, and accordingly the Board previously has granted Mr. Cronin non-qualified options which are not subject to or governed by the Plan. This arrangement, however, has a number of consequences. First, these options are not subject to the provisions of the Plan, including the limitation on the number of Shares reserved for options under the Plan. If the Amendments are approved, the Board contemplates that future grants of NQO's would be made under the Plan to the extent that Shares are available. Further, because these options are not granted pursuant to the Plan, they are not entitled to the exemptions from the short-swing trading prohibition of Section 16(b) of the Securities Exchange Act ("Section 16(b)") provided to options granted under the Plan. The ability to grant NQOs under the Plan would enable the Board to grant Mr. Cronin options which are entitled to the benefit of this exemption. See "Section 16."

         Exercise. Previously the Plan has provided that options may not be exercised prior to one year from the date of grant. The Board believes that this is an unnecessary constraint upon the administration of the Plan and that the Board (or the Committee) should be granted the discretion to make options vest more quickly, including becoming exercisable upon grant. Currently, the Board grants certain NQOs, including Mr. Cronin's, outside of the Plan with immediate vesting. For the reasons discussed above under "NQOs," the Board believes it is preferable to grant options pursuant to the Plan and has adopted this amendment to provide the same flexibility in determining vesting terms as is available with respect to such non-Plan options.

         Option Term. The Plan also has previously provided that, upon the death of an optionee, the option could be exercised by the persons entitled to do so under the optionee's will or the optionee's legal representative for a period not to exceed twelve months after the optionee's death. The Board believes that this provision unnecessarily and unreasonably deprives a deceased optionee's estate of the full benefit of the option. The Board has amended the Plan to provide that in these circumstances the option will continue in accordance with its terms until its originally specified expiration date. The Plan, however, will continue to specify that, if the option includes a vesting provision, no further vesting would occur following the optionee's death.

         Adjustment. The Plan provides that the number and price of the Shares covered by each option and the total number of Shares that may be granted under the Plan shall be proportionately adjusted to reflect, as deemed equitable and appropriate by the Board, any stock dividend, stock split or share combination of the Shares or recapitalization of the Trust. It also provides that to the extent deemed equitable and appropriate by the Board, in any merger, consolidation, reorganization, liquidation or dissolution, any option granted under the Plan shall pertain to the securities and other property to which a holder of the number of Shares covered by the option would have been entitled to receive in connection with such event. The Plan also provides, however, that the foregoing provisions relating to adjustments to be made upon changes in capitalization may not be amended without shareholder approval.

         In view of the broad discretion granted to the Board to determine what adjustment would be "equitable and appropriate," the restriction on the Board's ability to amend these provisions is inconsistent and imposes an unnecessary limitation on the proper administration of the Plan. Although the Board is not currently aware of any pending proposal, transaction or other event, other than the Change of Domicile Proposal, which would trigger the application of these provisions, the Board believes it is efficient, while it is seeking shareholder approval of the Amendments, to correct this inconsistency in the Plan now rather than attempt to do so at some time in the future in conjunction with a transaction which might call for further flexibility in these provisions. No adjustments are expected to be made in connection with the Change of Domicile Proposal other than to substitute WRIT Maryland shares for the current Shares. In order to make clear that any amendment to the adjustment provisions is intended only to address a particular transaction and not increase the benefits under the Plan, the Board has also amended the Plan to specify that no amendment to the Plan may materially increase the benefits accruing to participants under the Plan without shareholder approval.

Federal Income Tax Consequences

         The following is a summary of the federal income tax consequences relating to stock options.

         ISO. Under the Code, an optionee will not recognize income at the time of grant of an ISO or the subsequent purchase of the Shares pursuant to the exercise of such ISO. The amount by which the fair market value of the Shares purchased at the time of exercise exceeds the option price will constitute an item of tax preference and may be potentially subject to the alternative minimum tax. If the optionee makes no disposition of the Shares purchased on exercise of an ISO within two years from the grant date and within one year from the date of exercise of the option, upon a subsequent sale of Shares the optionee will recognize a long-term capital gain or loss equal to the difference between the amount realized on the disposition of such Shares and his option exercise price.

         If an optionee disposes of Shares purchased through the exercise of an ISO within the foregoing two- or one-year periods, the transaction will be treated as a disqualifying disposition and the optionee will be required to include in his gross income as compensation for the taxable year in which the disposition occurs, the amount by which the fair market value of the Shares on the date the option was exercised by the optionee (or the amount realized upon disposition, if that amount is less than the fair market value on the date of exercise) exceeds the option exercise price. In addition, upon a sale within either period, the optionee will recognize a capital gain or loss equal to the difference between (a) the sum of the exercise price he paid (or if the exercise price is paid in whole or in part by the transfer of Shares previously owned by the optionee, the amount of money plus the adjusted basis of such previously owned Shares) and any amount he or she is required to include in his or her gross income in accordance with the preceding sentence and (b) the amount realized on the sale.

         The Trust will be entitled to a deduction for compensation with respect to an ISO only if and to the extent that the optionee recognizes ordinary income from a disqualifying disposition of Shares received upon the exercise of such ISO.

         NQO. The grant of an NQO will have no immediate tax consequences to the optionee or the

Trust. If Shares received on the exercise of an NQO are not subject to a substantial risk of forfeiture, the optionee will recognize ordinary income equal to the excess, if any, of the fair market value of the Shares at the time of exercise over the exercise price. It is not contemplated that the Trust will, upon the exercise of an NQO, issue or deliver Shares that are subject to a substantial risk of forfeiture, except as noted in the next paragraph.

         Shares received on the exercise of an NQO will be treated as subject to a substantial risk of forfeiture for up to a six-month period if the sale of the Shares at a profit during such six months could subject the optionee to suit under Section 16(b). Under these circumstances, however, the optionee has a right to elect, within a 30-day period from the date of transfer of the Shares, to include in his or her taxable income for the taxable year of exercise an amount equal to the excess of the fair market value of such Shares at the time of the exercise over the exercise price. If the optionee does not make the preceding election, the optionee will recognize ordinary income upon the expiration of the above-referenced six-month period. The amount of such income will be equal to the excess of the fair market value of the Shares at that time over the exercise price, and the holding period for determining whether any capital gain or loss on the subsequent sale or exchange of the Shares is long-term or short-term capital gain or loss will commence at that time.

         Where ordinary income is recognized by an optionee as described above in connection with Shares received on the exercise of an NQO, the Trust will be entitled to a deduction in the amount of ordinary income so recognized by the optionee.

Section 16

         Currently, pursuant to Securities Exchange Act Rule 16b-3, the acquisition of an option pursuant to the Plan by an officer of the Trust is exempt from the provisions of Section 16(b). Section 16(b) provides, among other things, that an officer who purchases and sells the shares of the company that employs him within a six-month period is liable to the company for the difference between the purchase price and the sale price. Rule 16b-3 provides that the acquisition of a stock option by an officer of a company pursuant to a stock option plan which meets certain requirements (one of which is shareholder approval of the plan) is not subject to Section 16(b). Approval of the Amendments will permit the Trust to adopt the Amendments and maintain the foregoing exemption for options granted to officers of the Trust pursuant to the Plan.

         The affirmative vote of the holders of record of a majority of the outstanding Shares is required for approval of the Amendments.

           THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENTS

                                       V.
                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The Summary Compensation Table shows the compensation awarded, earned or paid during the past three years to the Trust's Chief Executive Officer and each of the Trust's four other most highly compensated executive officers (the "Named Officers") whose compensation exceeded $100,000 for the periods indicated.

                           SUMMARY COMPENSATION TABLE

                                                                  Long-Term
                                                                 Compensation
                                               Annual Cash    Options Granted(1)(2)
Name and Principal Position             Year   Compensation    (number of shares)
- ---------------------------             ----   ------------    ------------------


B. Franklin Kahn(3) .................   1995     $280,109             --
Chairman of the Trustees and ........   1994      591,300             --
Chief Executive Officer .............   1993      591,300             --

Edmund B. Cronin, Jr ................   1995     $295,000           20,171
President and Chief Executive Officer   1994      171,875           15,675

Benjamin H. Dorsey(3) ...............   1995     $100,000             --
General Counsel .....................   1994      150,500            6,584
Secretary and Trustee ...............   1993      158,000            4,848

Larry E. Finger .....................   1995     $150,000            6,838
Senior Vice President and ...........   1994      125,000            6,584
Chief Financial Officer .............   1993        6,170             --

Sandra T. Hunt ......................   1995     $180,246            6,838
Vice President-Leasing ..............   1994      151,700            6,584
                                        1993      145,850            4,848

Thomas L. Regnell ...................   1995     $107,913            6,838
Vice President-Acquisitions

(1) All options reflected in the table were granted under the Incentive Stock Option Plan except 9,091 of Mr. Cronin's 1994 options and 13,333 of Mr. Cronin's 1995 options, which were granted as non-qualified options.

(2)  Options indicated for 1993 were granted January 11, 1994 for the year 1993.


                                       22




(3)  Mr. Kahn retired March 9, 1995, and Mr. Dorsey retired December 31, 1995.



         The Trust has entered into an Employment Agreement with Edmund B. Cronin, Jr., establishing Mr. Cronin's position initially as President and Chief Operating Officer of the Trust. The Agreement was entered into on May 11, 1994 for a term of two years and eight months ending on December 31, 1996, unless earlier terminated by either party. Pursuant to the Employment Agreement, Mr. Cronin received an annual base salary of $275,000 in his first year of employment, subject to annual review by the Board. Mr. Cronin receives standard insurance, vacation and sick leave benefits and is eligible to participate in the Trust's Pension Plan. The Agreement provides for the grant to Mr. Cronin of incentive stock options in December 1994, 1995 and 1996 to purchase $100,000 worth of Trust shares each year, based on the then current market price of such shares, which shall also be the option exercise price. In addition, Mr. Cronin shall receive non-qualified options in December 1994, 1995 and 1996 for an amount equal to the difference between his then current base salary and $100,000, based on the then current market price of the Shares, except for options granted in December 1994 for which the exercise price was based on the market value of the Shares as of June 1, 1994.

         The Employment Agreement further provided that not later than September 30, 1994, the Board would consider whether Mr. Cronin should be nominated to a position as Trustee. He was appointed a Trustee on September 13, 1994 and was elected President and Chief Executive Officer effective March 9, 1995.

         Under the Employment Agreement, Mr. Cronin may be terminated upon his death or disability or at any time for cause. Mr. Cronin may be terminated without cause upon thirty days notice, provided, however, the Trust shall thereafter be obligated to pay severance equal to all cash compensation otherwise payable for the balance of the term of the Employment Agreement, plus medical benefits during such period.

Option Grants Table

         The following table shows the specified information with respect to options granted to the Named Officers in 1995.

                            1995 OPTION GRANTS TABLE

                                                                         Potential Realizable
                                                                           Value at Assumed
                                                                         Annual Rates of Stock
                 Number of    Percentage                                  Price Appreciation
                Securities    of Total                                       Full 10-Year
                Underlying     Options                                        Option Term
                 Options      Granted to     Exercise    Expiration      ----------------------
Name            Granted(1)   Employees(2)     Price         Date               5%        10%
- ----            -----------   ------------   --------    ----------         -------    -------


Edmund B
  Cronin, Jr...   20,171         29.20%     14.6250      12/19/2005         185,524    470,155
Benjamin H
  Dorsey ......        0          N/A         N/A           N/A               N/A         N/A
Larry E. Finger    6,838          9.90%     14.6250       12/19/2005         62,893     159,383
Sandra T. Hunt.    6,838          9.90%     14.6250       12/19/2005         62,893     159,383
B. Franklin Kahn       0          N/A         N/A           N/A               N/A         N/A
Thomas L
  Regnell .....    6,838          9.90%     14.6250       12/19/2005         62,893     159,383



(1)  Options become exercisable 50% after one year and 100% after two years.

(2) 13,333 of Mr. Cronin's options were granted as non-qualified stock options. See "V. Report on Executive Compensation--Executive Compensation Program." Percentages reflect the percentage of all options granted, including these 13,333 non-qualified options.


     The dollar amounts under the 5% and 10% columns in the table above are the result of calculations required by the SEC's rules and therefore are not intended to forecast possible future appreciation in the price of the Shares, which would benefit all shareholders. For example, in order for the Named Officers to realize the potential values set forth in the 5% and 10% columns in the table above, the price per Share of the Shares would have to be approximately $23-7/8 and $37-7/8, respectively, as of the expiration date of the option. Actual gains, if any, on option exercises and Share holdings are dependent on the future performance of the Shares and overall stock market conditions.

Aggregated Option Exercises and Option Value Table

         The following table shows information concerning the exercise of stock options during 1995 by each of the Named Officers and the year-end value of unexercised options.

         AGGREGATED OPTION EXERCISES IN 1995 AND YEAR-END OPTION VALUES


                                                                                     Value of Unexercised in
                             Shares                      Number of Unexercised         the Money Options at
                            Acquired        Value     Options at December 31, 1995       December 31, 1995
Name                       on Exercise      Realized   Exercisable   Unexercisable   Exercisable     Unexercisable
- ----                       -----------      --------   -----------   -------------   -----------     -------------

Edmund B. Cronin, Jr           --              --          7,838        28,009           5,388           30,602
Benjamin H. Dorsey ..        7,497           81,005       23,376             0           8,899                0
Larry E. Finger .....          --              --          3,292        10,130           2,263           10,811
Sandra T. Hunt ......        1,693           14,611       48,879        10,130         115,527           10,811
B. Franklin Kahn ....          --              --         84,161        32,214         333,616          111,623
Thomas L. Regnell ...          --              --              0         6,838               0            8,548


Pension Plan

         The Trust has a non-contributory defined benefit pension plan (the "Pension Plan") that covers all employees who meet certain requirements regarding age and years of service before December 31, 1995. The Pension Plan was amended on December 12, 1995 to fix benefits and years of service accruals as of December 31, 1995.

         The following table is illustrative of various annual payments that would be made pursuant to the Pension Plan and the Supplemental Benefit Plan (as defined below) upon retirement on an individual's 65th birthday, assuming the indicated five-year average remuneration and years of service.

                               PENSION PLAN TABLE


                                  Years of Service
Remuneration         15         20         25         30         35
- ------------       -------   ---------  --------   ---------  --------

$125,000          $ 34,440   $ 45,920   $ 57,400   $ 68,880   $ 71,176
 150,000            41,565     55,420     69,275     83,130     85,901
 175,000            48,690     64,920     81,150     97,380    100,626
 200,000            55,815     74,420     93,025    111,630    115,351
 225,000            62,940     83,920    104,900    125,880    130,076
 250,000            70,065     93,420    116,775    140,130    144,801
 300,000            84,315    112,420    140,525    168,630    174,251
 400,000           112,815    150,420    188,025    225,630    233,151
 450,000           127,065    169,420    211,775    254,130    262,601
 500,000           141,315    188,420    235,525    282,630    292,051


         The Pension Plan provides for retirement upon the participant's 65th birthday, disability or upon attainment of age 50 with 10 or more years of service at an actuarially reduced benefit. The Pension Plan provides both retirement benefits and death benefits prior to retirement. Retirement benefits are based on the participant's average salary during the five years of employment which produces the highest average. Accrued pension benefits are fully vested after six years of employment. Death benefits are based on the projected monthly pension benefit.

         The Code limits the maximum annual benefit for a person retiring under a defined benefit pension plan such as the Pension Plan. The Board has adopted a plan to provide supplemental retirement benefits to employees who are restricted by such limitation and who had accrued a benefit under the Pension Plan prior to January 1, 1994 (the "Supplemental Benefit Plan"). Mr. Kahn is the only employee eligible to receive a benefit under the Supplemental Benefit Plan. The supplemental benefit provided equals the difference between the retirement benefits to which the employee was entitled at the time of retirement, assuming the Code limitation was not in effect under the Pension Plan, and the benefits to which such employee is actually entitled under the Pension Plan at that time.

         The Board also authorized the establishment of a separate trust fund to acquire ownership of a life insurance policy on the life of Mr. Kahn. In the event of Mr. Kahn's demise prior to his receipt of all accrued supplemental retirement benefits, the assets of such separate trust fund would be used to pay any remaining supplemental retirement benefit entitlements to Mr. Kahn's beneficiaries. Any remaining assets of the separate trust fund would then revert to the general use of the Trust.

                                       VI.
                        REPORT ON EXECUTIVE COMPENSATION


Compensation Committee Interlocks and Insider Participation in Compensation Decision

         The Board determined executive compensation for 1995. A Compensation Committee (the "Compensation Committee") composed of Messrs. Kahn, Osnos and Snyder was responsible for making recommendations to the Board with respect to 1995 compensation decisions. Mr. Kahn, the Trust's Chief Executive Officer at the time, was not involved in the consideration or vote concerning his own compensation. Mr. Osnos is a senior partner with the Trust's legal counsel and Mr. Snyder is Chairman of an accounting firm providing advisory services to the Trust. See "I. The Board of Trustees and Management--The Board of Trustees" above.


Executive Compensation Principles

         The Trust's Executive Compensation Program is based on guiding principles designed to align executive compensation with Trust values and objectives, business strategy, management initiatives and business financial performance. In applying these principles the Compensation Committee has established a program designed to:

     o Attract and retain key executives critical to the long-term success of the Trust.

     o    Reward   executives  for  long-term   strategic   management  and  the
          enhancement of shareholder value.

     o Support a performance-oriented environment that rewards performance not only with respect to Trust goals but also Trust performance as compared to that of industry performance levels.

Executive Compensation Program

         The Trust's compensation program consists of both cash and stock options. Through the award of stock options, the objective is to align the executive officers' long-range interests with those of the shareholders. During 1995, cash compensation consisted of a base salary; bonuses were not utilized.

         The Board, upon the recommendation of the Compensation Committee, has determined the salary for each executive officer based upon (i) a review of the compensation paid to similarly situated executive officers employed by companies comprising the EREIT Index and (ii) a subjective evaluation of each officer's performance throughout the year. See "Executive Compensation--Performance Graph" for additional discussion regarding the EREIT Index. Specific performance goals were not established for the Trust's executive officers during 1995. In general, the EREIT Index comparison and the subjective evaluation were weighted equally by the Board when making individual compensation decisions. The Board believes that compensation paid to the Trust's executive officers is comparable to that paid by the companies comprising the EREIT Index.

         Long-term incentives are provided through a "qualified" Incentive Stock Option Plan and Non- qualified Stock Options. Options granted each year under the Incentive Stock Option Plan are based on individual determinations predicated on the Board's desire to retain, reward and encourage the optionee and to promote entrepreneurship. Such "qualified" stock options are limited to a maximum annual grant value of $100,000 as set by federal tax law. All option prices are at fair market value on the date of grant and expire after 10 years. The size of an individual award is based on subjective evaluation.

         With respect to non-qualified stock options, the Compensation Committee can recommend to the Board optionees, option terms and the number of option shares without regard to the restrictions established by federal tax law for incentive stock option plans. The determination of whether to grant qualified or non-qualified options is based on subjective evaluation, except in the case of Mr. Cronin whose option grant is determined in accordance with his Employment Agreement. See "IV. Executive Compensation-Summary Compensation Table" for more details on this Employment Agreement. Mr. Cronin received non-qualified stock option grants for 13,333 shares in 1995.

Chief Executive Officer Compensation

         Mr. Kahn's 1995 compensation consisted solely of his salary and was determined by the Board (excluding Mr. Kahn) after a recommendation by the Compensation Committee and was based upon (i) a review of the compensation paid to Chief Executive Officers employed by companies comprising EREIT Index and
(ii) a subjective evaluation of Mr. Kahn's performance throughout the year. Specific performance goals were not established for Mr. Kahn during 1995. In general, the EREIT Index comparison and the subjective evaluation were weighted equally by the Board when making the decision to maintain Mr. Kahn's 1995 salary at the level established in 1994. Compensation paid to Mr. Kahn is comparable to compensation paid to the Chief Executive Officers of the companies comprising the EREIT Index.

         Mr. Kahn retired as Chairman and Chief Executive Officer effective March 9, 1995, and Mr. Edmund B. Cronin, Jr. was elected Chief Executive Officer effective March 9, 1995. Mr. Cronin's compensation was not adjusted during 1995 as a result of this promotion.



                                            The Board of Trustees
                                              Arthur A. Birney
                                              William N. Cafritz
                                              Edmund B. Cronin, Jr.
                                              Benjamin H. Dorsey
                                              B. Franklin Kahn
                                              David M. Osnos
                                              Stanley P. Snyder

Performance Graph

         Set forth below is a graph comparing the cumulative total shareholder return on the Shares with the cumulative total return of companies making up the Standard & Poor's 500 Stock Index as provided by Standard & Poor's Corporation and the Equity Real Estate Investment Trust Index (excluding Health Care REITs) (the "EREIT Index") as provided by the National Association of Real Estate Investment Trusts. The EREIT Index is a compilation of 171 companies as of December 31, 1995 which qualify as real estate investment trusts and own real property and/or equity interests in real property and has been weighted according to each individual company's stock market capitalization. The EREIT Index companies are traded on the New York and American Stock Exchanges and on the NASDAQ National Market. The graph assumes an initial investment of $100 on December 31, 1990 and the reinvestment of all dividends paid thereafter with respect to such $100 investment. [GRAPHIC OMITTED]


                              COMPARISON OF 5 YEAR
                            CUMULATIVE TOTAL RETURN

                   1990      1991      1992     1993    1994    1995
                   ----      ----      ----     ----    ----    ----


WRIT               $100      $167      $199     $211    $175    $182
EREIT               100       129       156      185     190     218
S&P                 100       131       141      155     157     215


                                      VII.
                                  OTHER MATTERS

Independent Accountants

     The firm of Price Waterhouse LLP served as the Company's independent accountants for 1995. The Company has not yet selected its independent accountants for 1996. This selection is expected to be made by the Board during the second or third quarter of 1996, based upon the recommendation of the Audit Committee. Representatives of Price Waterhouse LLP are expected to attend the Annual Meeting, will be provided with an opportunity to make a statement, should they desire to do so, and will be available to respond to appropriate questions from the stockholders.

Securities Reporting Requirements

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Trustees and certain officers to file reports of changes in stock ownership with the SEC and with the American Stock Exchange, with copies to the Trust. Based solely on a review of such copies, the Trust believes that all such filing requirements have been met for the year ended December 31, 1995.

Expenses and Administration

         The cost of this solicitation of proxies will be borne by the Trust. In addition to the use of the mails, some of the officers and regular employees of the Trust may solicit proxies by telephone or telecopier, will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of shares held of record by such persons and may also verify the accuracy of marked proxies by contacting record and beneficial owners of shares. The Trust will reimburse such persons for expenses incurred in forwarding such soliciting material.

1997 Annual Meeting

         Shareholders may present proposals to be considered for inclusion in the Proxy Statement relating to the 1997 Annual Meeting, provided they are received by the Trust no later than December 24, 1996 and are in compliance with applicable laws and SEC regulations.




                                            Benjamin H. Dorsey
                                                Secretary


April 22, 1996.

FRONT OF PROXY CARD

                     FOR          WITHHELD
1. Election of two Trustees                           Nominees (for the terms
For, except vote withheld from the                    stated in the Proxy
following Nominee:                                    Statement):
                                                      William N. Cafritz
_____________________                                 Stanley P. Snyder


2. To change the Trust's jurisdiction of organization       FOR AGAINST ABSTAIN
   from the District of Columbia to Maryland by merging the Trust with and into a newly-formed Maryland real estate investment trust that will survive the merger under the name "Washington Real Estate Investment Trust."

3. To amend the Trust's Employee Stock Option Plan.     FOR   AGAINST   ABSTAIN

4. Such other matters as may come before the meeting, hereby revoking any proxy or proxies heretofore given.

IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE NOMINATED TRUSTEES AND "FOR" EACH OF THE MATTERS SET FORTH IN THIS PROXY. PROXIES WILL BE VOTED AS DIRECTED OR SPECIFIED.

PLEASE vote at once.  It is important.

Please mark your choice in black ink.




SIGNATURE______________   DATE ________   SIGNATURE____________   DATE ________
Note: SIGNATURE(S) MUST CORRESPOND EXACTLY WITH NAME(S) AS IMPRINTED HEREON. When signing as attorney, executor, administrator, trustee or guardian, please give the full title as such and if the signer is a corporation, please sign with the full corporate name by a duly authorized officer. If stock is held in the name of more than one person, all named holders must sign the proxy.

REAR OF PROXY CARD:

                     WASHINGTON REAL ESTATE INVESTMENT TRUST

             Proxy for ANNUAL MEETING OF Shareholders June 20, 1996

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES


         The undersigned shareholder of Washington Real Estate Investment Trust appoints Benjamin H. Dorsey and Edmund B. Cronin, Jr., and each of them, with full power of substitution, as proxy to vote all shares of the undersigned in Washington Real Estate Investment Trust at the Annual Meeting of Shareholders to be held on June 20, 1996, and at any adjournment thereof, with like effect and as if the undersigned were personally present and voting, upon the following matters:


                  (Continued and to be signed on reverse side.)